Exhibit 7.1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the Class A ordinary share, par value of US$0.0001 per share, of Alpex Acquisition Corporation, a Cayman Islands exempted company shall be filed on behalf of the undersigned.

July 2, 2026

Hugreat Ltd

By:	/s/ Ningdi Shi
Name:	Ningdi Shi
Title:	Director

Ningdi Shi

/s/ Ningdi Shi